Filed pursuant to Rule 424(b)(5)

Registration Nos. 333-248763 and 333-255154

PROSPECTUS SUPPLEMENT (TO PROSPECTUS DATED SEPTEMBER 23, 2020)

JAGUAR HEALTH, INC.

Common Stock

This prospectus supplement amends, supplements and supersedes our prospectus supplement dated April 9, 2021 and accompanying prospectus dated September 23, 2020 related to a sales agreement (the “Sales Agreement”), dated October 5, 2020, with Ladenburg Thalmann & Co. Inc., and should be read together with the accompanying prospectus dated September 23, 2020.

Effective April 26, 2021, we halted all future offers and sales of our voting common stock, par value $0.0001 per share ("Common Stock"), under the Sales Agreement and terminated the Sales Agreement. Between October 5, 2020, the date of the Sales Agreement, and April 26, 2021, we sold an aggregate of 5,824,479 shares of Common Stock pursuant to the Sales Agreement for aggregate gross proceeds of approximately $7,000,000.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

LADENBURG THALMANN

The date of this prospectus supplement is April 29, 2021